Exhibit 8.1

[Letterhead of Morgan, Lewis & Bockius LLP]

November 21, 2003

AmeriGas Partners, L.P.

AmeriGas Finance Corp.

460 North Gulph Road

King of Prussia, PA 19406

Ladies and Gentlemen:

We have acted as counsel to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the registration of up to $500 million of common units of AmeriGas Partners, L.P. and/or debt securities of AmeriGas Partners, L.P. and AmeriGas Finance Corp.

We confirm that the discussion contained in the caption “Tax Considerations of Unitholders,” insofar as such discussion refers to matters of federal income tax law and legal conclusions with respect thereto, and subject to the qualifications and assumptions stated therein, constitutes our opinion as to the material United States federal income tax consequences to prospective purchasers of the common units.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP